Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Donna Pullen 803-765-4558

Westbrook Named Chief Risk Officer for

South State Corporation

(COLUMBIA, SC – July 26, 2017)  South State Corporation announced today that L. Andrew “Andy” Westbrook, III has been named chief risk officer.

Westbrook has served as South State’s director of risk management since 2014 and previously served as a regional president following the merger between South State Corporation and Peoples Bancorporation in 2012.

With 32 years in the banking industry, Westbrook served as president and CEO of Peoples Bancorporation, Inc. and The Peoples National Bank prior to the merger.

“Over the past three years, Andy has built a solid risk management program that was critical as South State prepared for the $10 billion requirements,” said Renee Brooks, executive vice president and chief administrative officer for South State Bank.  “His organization of the risk team and processes has us well positioned for future growth.”

Westbrook has served on various boards including Humanities Council of SC, Spartanburg Methodist College, USC Upstate, University Center of Greenville, United Way of the Piedmont, The Arts Partnership, Boy Scouts of America (Blue Ridge and Palmetto Councils), Spartanburg Humane Society and South Carolina Bankers Association.

Named the Young Banker of the Year by the SC Bankers Association in 2001, Westbrook was also awarded the Outstanding Volunteer of the Year by United Way of Pickens County in 2005 and by United Way of the Piedmont in 2001.

South State Corporation is the largest bank holding company headquartered in South Carolina.  Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 25 South Carolina counties, 15 Georgia counties and 4 North Carolina counties for over 80 years.  The bank also operates Minis & Co., Inc. and South State Advisory, both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer.  South State Corporation has assets of approximately $11.2 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

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